Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

CATALYST PHARMACEUTICAL PARTNERS APPOINTS RICHARD P. RIEGER

AS VICE PRESIDENT, COMMERCIAL OPERATIONS

CORAL GABLES, FL, November 14, 2011 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) (“Company”) today announced that Richard P. Rieger has been appointed as Vice President, Commercial Operations, effective immediately. Rieger brings extensive corporate development and management consulting experience to Catalyst from the pharmaceutical, biotechnology and high-tech industries.

In this newly created position, Rieger will provide strategic leadership as the Company pursues business development and commercialization opportunities around its portfolio of drugs utilizing Catalyst’s proprietary GABA aminotransferase inhibition (GABA-AT) technology for addictions, epilepsy and other diseases of the central nervous system (CNS). Rieger will report to Patrick J. McEnany, Catalyst’s President and CEO.

“Rich is a proven leader with the vision and experience to maximize the value of our GABA-AT technology, as well as any broader set of CNS opportunities that we may decide to pursue,” said McEnany. “He brings to Catalyst a unique background in pharmaceutical and biotech strategy, business development, marketing and consulting, including franchise development and licensing/M&A in the CNS area. We believe that Rich will add great value to our management team as our addiction, epilepsy and other potential CNS programs unfold.”

“Catalyst’s CPP-109 and CPP-115 products have transformational potential for patients, and have advanced to the stage where strategic alliances can be considered to further advance them through development and commercialization,” said Rieger. Catalyst has an outstanding group of Officers, Directors and Scientific Advisors, as well as excellent clinical development relationships with the National Institute on Drug Abuse and the Veteran’s Administration. These relationships further support my belief in the potential of Catalyst’s current portfolio. I look forward to contributing my experience at this stage of the Company’s development.”

Mr. Rieger has over 15 years of experience in the pharmaceutical and biotech industries in a wide range of positions, and joins Catalyst from PhaseRx, Inc. where he served as Vice President, Business Development and the leader of their commercial initiatives. As a Senior Engagement Manager in L.E.K. Consulting’s Life Sciences & Medical Technology practice, Mr. Rieger led more than 50 strategic engagements involving licensing/M&A, commercial planning and portfolio development, including corporate strategy, industry-leading licensing/M&A transactions and commercial support for CNS clients. Mr. Rieger also served as Vice President, Business Development at Dendreon Corporation and held positions of increasing responsibility in business development and marketing at Abbott Laboratories, also including CNS transactions and franchises.

Mr. Rieger earned an MBA in Finance and Business Policy with honors from the University of Chicago's Booth School of Business and a Bachelor of Science Degree in Electrical Engineering from the University of Notre Dame.

About Catalyst Pharmaceutical Partners, Inc.

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases of the central nervous system with a focus on the treatment of addiction and epilepsy. Catalyst has two products in development, and is currently evaluating its lead product and first-in-class GABA aminotransferase inhibitor candidate, CPP-109 (vigabatrin), for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. Catalyst also expects to evaluate CPP-109 for the treatment of other addictions. Catalyst is also developing CPP-115, another GABA aminotransferase inhibitor that is more potent than vigabatrin and has reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin. Catalyst is planning to develop CPP-115 for several indications, including drug addiction, epilepsy (initially infantile spasms) and for other selected central nervous disease indications. CPP-115 has been granted orphan-drug designation for the treatment of infantile spasms by the FDA. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to the inhibition of GABA aminotransferase. For more information about Catalyst, go to www.catalystpharma.com.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company’s filings with the SEC, could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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